Exhibit 5.1

1201 PENNSYLVANIA AVENUE NW	WASHINGTON
WASHINGTON, DC 20004-2401	NEW YORK
TEL 202.662.6000	SAN FRANCISCO
FAX 202-662.6291	LONDON
WWW.COV.COM	BRUSSELS

June 25, 2004

Kerr-McGee Corporation

Kerr-McGee Center

123 Robert S. Kerr Avenue

Oklahoma City, Oklahoma  73102

Ladies and Gentlemen:

We are acting as counsel in connection with the public offering of (i) $650,000,000 aggregate principal amount of 6.95% Notes due 2024 (the “Notes”) by Kerr-McGee Corporation, a Delaware corporation (the “Issuer”), pursuant to the Registration Statement on Form S-3 (File No. 333-68136) and the Registration Statement on Form S-3 (File No. 333-81720), both as amended to the date hereof (as so amended, collectively, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) and the prospectus supplement and the prospectus related thereto filed with the Securities and Exchange Commission (the “Commission”) on June 25, 2004, and (ii) the Guarantees of the Notes (the “Guarantees” and together with the Notes, the “Securities”) by Kerr-McGee Chemical Worldwide LLC, a Delaware limited liability company (“Chemical Worldwide”) and Kerr-McGee Rocky Mountain Corporation, a Delaware corporation (“Rocky Mountain,” and together with Chemical Worldwide, the “Guarantors”), in each case to be issued pursuant to (a) the Indenture, dated as of August 1, 2001 (the “Indenture”), between the Issuer and Citibank, N.A., as trustee (the “Trustee”), and (b) the Underwriting Agreement (the “Underwriting Agreement”), dated June 25, 2004, among the Issuer, the Guarantors and the underwriters named therein.

We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.  We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic, that all copies of documents submitted to us conform to the originals, that the Notes conform to the specimen examined by us and that the Notes have been duly authenticated by the Trustee as provided in the Indenture.

We have relied as to certain matters on information obtained from public officials, officers of the Issuer and the Guarantors, and other sources believed by us to be responsible.

Based upon the foregoing, and subject to the qualifications set forth herein, we are of the opinion that when the Notes have been duly executed and authenticated in accordance with the Indenture, have been duly issued and delivered by the Issuer against payment pursuant to the Underwriting Agreement, and assuming compliance with the Securities Act, the Notes will constitute the valid and binding obligations of the Issuer, and the Guarantees will constitute the valid and binding obligations of the Guarantors, in each case enforceable against such party in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Covington & Burling

June 25, 2004

The foregoing opinion is subject to the qualifications that we express no opinion as to (i) waivers of defenses or statutory or constitutional rights or waivers of unmatured claims or rights, or (ii) rights to collection of liquidated damages or penalties on overdue or defaulted obligations.

We are members of the bar of the State of New York.  We do not express any opinion herein on any laws other than the law of the State of New York, the Delaware General Corporation Law and the Federal law of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Issuer and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement dated June 25, 2004.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Covington & Burling